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                                                                   EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Tescorp, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (File No. 33-94718), Form S-8 (File No. 333-39661) and Form S-8 (File No. 333-15565) of Tescorp, Inc. of our report dated June 3, 1997, relating to the consolidated balance sheets of Tescorp, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 1997, which report appears in the March 31, 1997, annual report on Form 10-KSB/A (Amendment No. 1) of Tescorp, Inc.



Austin, Texas
August 11, 1997